
As filed with the Securities & Exchange Commission on July 8, 2002

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2 - Post-Effective Amendment No. 3

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYOP SYSTEMS INTERNATIONAL INCORPORATED

(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	98-0222927 (I.R.S. Employer Identification No.)

Suite 406

1040 Hamilton Street

Vancouver, B.C.

V6B 2R9 Canada

                                                                                 Telephone: (604) 688-8864

                                                         (Address and telephone number of principal executive offices)

Suite 406

1040 Hamilton Street

Vancouver, B.C.

V6B 2R9 Canada

(Address of principal place of business or intended principal place of business)

Gerald R. Tuskey, Personal Law Corporation

Suite 1000, 409 Granville Street

Vancouver, B.C.

V6C 1T2 Canada

(604)681-9588

(Name, Address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [___]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [___]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, Par value $0.0001	8,998,000 shares	$1.00	$8,998,000	$2,150.52

(1) The offering price per share for the selling shareholders was estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENTS SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PART I - INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS

CYOP SYSTEMS INTERNATIONAL INCORPORATED

8,998,000 SHARES OF COMMON STOCK

AT $1.00 PER SHARE

CYOP Systems International Incorporated is a software development company organized in the State of Nevada.

The selling shareholders named in this prospectus are offering 8,998,000 common shares of our stock registered through this prospectus. The shares were acquired by the selling shareholders directly from us in a private offering that was exempt from registration under US securities laws.

Our common stock is presently not traded on any market or securities exchange.

This offering will expire 24 months from the effective date of this prospectus.

____________________

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The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on page 4.

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____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________


The date of this Prospectus is July 8, 2002.


TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
RISK FACTORS	5
USE OF PROCEEDS	7
DETERMINATION OF OFFERING PRICE	7
DILUTION	7
DIVIDEND POLICY	7
SELLING SHAREHOLDERS	7
PLAN OF DISTRIBUTION	9
LEGAL PROCEEDINGS	10
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	10
DESCRIPTION OF SECURITIES	12
INTERESTS OF NAMED EXPERTS AND COUNSEL	12
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	13
ORGANIZATION WITHIN LAST FIVE YEARS	13
DESCRIPTION OF BUSINESS	13
MANAGEMENT'S DISCUSSION AND ANALYSIS	19
General	19
Liquidity and Capital Resources	21
Results of operations for the year ended December 31, 2001 as compared to the year ended December 31, 2000.	21
Results of operations for the quarter ended March 31, 2002 as compared to the quarter ended March 31, 2001.	22
DESCRIPTION OF PROPERTY	22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	23
EXECUTIVE COMPENSATION	24
INDEPENDENT PUBLIC ACCOUNTANTS	25
INDEX TO FINANCIAL STATEMENTS	25
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	1
AVAILABLE INFORMATION	1
INDEMNIFICATION OF DIRECTORS AND OFFICERS	1
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	1
RECENT SALES OF UNREGISTERED SECURITIES	1
EXHIBITS	1
UNDERTAKINGS	1


PROSPECTUS SUMMARY

Our Company

We were incorporated on October 29, 1999 under the laws of the State of Nevada as Triple 8 Development Corporation to engage in any lawful corporate purpose. We changed our name to CYOP Systems International Incorporated on November 2, 2000.

We have not been involved in any bankruptcy, receivership or similar proceedings.

CYOP Systems International Incorporated is the parent company in our corporate structure. We own 100% of the common shares of CYOP Systems Inc., a Barbados company, which in turn owns 100% of the issued common shares of Moshpit Entertainment Inc. Moshpit Entertainment Inc. is a British Columbia company which conducted all product development. Moshpit is a developer and provider of multimedia transactional technology solutions and services for the entertainment industry. Moshpit's range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants.

All dollar amounts in this prospectus are U.S. dollars.

The Offering

Securities being registered:	8,998,000 shares of common stock at $1.00 per share held by existing shareholders.
Securities Issued:

28,439,975 shares of common stock are issued and outstanding as of the date of this prospectus. The 8,998,000 shares of common stock to be registered under this prospectus are already issued and may be sold by existing shareholders.

Use of Proceeds:	We will not receive any proceeds from the sale of shares sold by the selling shareholders.
Reason for filing this Prospectus:

The Securities and Exchange Commission and National Association of Securities Dealers have adopted the position that securities of blank check companies issued to affiliates and non-affiliates are ineligible for resale under Rule 144 unless those previously issued securities are registered under a registration statement. As of the date of issuance of our initial common shares, we were a blank check company because we had not adopted a definitive business plan. This prospectus is being filed solely for the purpose of registering 8,998,000 common shares held by non-affiliated shareholders which would, but for the SEC and NASD position on blank check companies, be free of trading restrictions.

Expiration Date

This offering will expire 24 months from the effective date of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we make with the SEC in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The value of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Our operating subsidiary is a software development company with a history of losses.

We have no revenues from operations since our incorporation. If we are unable to generate revenue and become profitable, our company will fail and you could lose your entire investment.

Our management is under no contractual obligation to remain with us and their departure could cause our business to fail.

Our director and our officers have varied business interests and are working for other companies. No member of management has signed a written employment agreement with us and we cannot afford to pay management members. In the event Mr. White resigns as a director or an officer of our company we may be unable to attract other qualified officers and directors which would result in the failure of our company and the loss of your investment.

Our competitive position in the on-line pay for play video gaming industry is dependent on the success of our pending patent application.

We have filed a patent application in the United States to obtain patent protection for our unique in-house developed software and unique pay for play platform. In the event our patent application is not granted, we could be put at a significant competitive disadvantage to other better financed companies who could copy our software and achieve rapid market penetration.

We are highly dependent upon our management for financing our software development and ongoing operations.

We are a private company and have just begun earning revenues through the licensing of our pay for play software. We have been and continue to be dependent upon management for loans to our company to finance our operations and software development. In the event management is unable to continue to advance funds to our company before we achieve positive cash flow, our company could fail.

Online pay for play video gaming is attracting the interest of large well financed potential competitors.

Even if we obtain patent protection for our system of offering pay for play games online, it is possible we could receive intense competition from better financed companies with in-house software development capabilities who are able to offer online pay for play video games without infringing on our patent protection.

Our common shares are not quoted on any exchange or listing service. Our common shares are penny stock.

Persons who acquire our common shares have limited liquidity or opportunity to sell their shares and may not be able to recover any funds which have been invested in our common shares. Our common shares fall within the definition of a penny stock. In the event our shares become quoted on an exchange or listing service, all transactions involving our shares will be subject to special rules established by the Securities and Exchange Commission which require brokers and dealers to complete due diligence on penny stocks being acquired on behalf of clients. These requirements are onerous and may make an investment in penny stocks less appealing to certain investors which could affect your ability to sell our common shares.

We have no experience operating online pay for play video games or processing online financial transactions.

We have tested our operating system and believe it will accommodate the expected commercial traffic at our website however, our lack of experience operating our system could result in a breakdown of our operations and a resulting lack of business.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify such forward-looking statements. You should not place reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the Risk Factors section and elsewhere in this prospectus.

USE OF PROCEEDS

All of the common shares being registered under this prospectus are owned by existing shareholders of our company. In the event registered shares are sold in the future, all proceeds will accrue to the selling shareholders.

DETERMINATION OF OFFERING PRICE

It is not currently possible to determine a price at which the shares being registered under this prospectus may be sold. The shares being registered were acquired by our shareholders at $0.001 per share. Our common shares are not quoted or listed on any exchange. Future sales of the registered shares either through private transactions or a future listing will be determined by market forces and the independent decisions of selling shareholders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are registering a total of 8,998,000 common shares at $1.00 per share for possible future resale. All shares being registered were acquired by the selling shareholders on November 1, 1999 at $0.001 per share under Regulation S. The Regulation holding period on these shares has been satisfied in accordance with Rule 903(b)(3)(iii)(A). Only common shares owned by shareholders who are non-affiliates are being registered under this prospectus. Our former director, Mr. Keith Ebert, owns 10,225,000 of our common shares which are not being qualified for resale under this prospectus.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of July 8, 2002.

To the best of our knowledge, the shareholders in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported.

Name and Address of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares being Registered by Selling Shareholder	Current Percent of Company Shares Owned
Tom Bollum West Vancouver, B.C.	204,500	204,500	0.72%
Renata Kubicek Vancouver, B.C.	204,500	204,500	0.72%
Gerald J. Shields Vancouver, B.C.	204,500	204,500	0.72%
Sandra Ann Hughes Surrey, B.C.	204,500	204,500	0.72%
Rob Smith Vancouver, B.C.	204,500	204,500	0.72%
Jackie A. Tuskey Vancouver, B.C.	204,500	204,500	0.72%
Darren Ross South Surrey, B.C.	204,500	204,500	0.72%
Brian Tuskey Courtenay, B.C.	204,500	204,500	0.72%
Mary Ann Myers West Vancouver, B.C.	204,500	204,500	0.72%
Tom Connell Oshawa, Ontario	204,500	204,500	0.72%
Dr. Keith Lim Inc. Vancouver, B.C.	204,500	204,500	0.72%
Jane Shields West Vancouver, B.C.	204,500	204,500	0.72%
Doug Irwin Vancouver, B.C.	204,500	204,500	0.72%
Margot Jones West Vancouver, B.C.	204,500	204,500	0.72%
John Furlan Calgary, Alberta	204,500	204,500	0.72%
Rick Gateman Calgary, Alberta	204,500	204,500	0.72%
Tom Simmons Calgary, Alberta	204,500	204,500	0.72%
John Jardine West Vancouver, B.C.	204,500	204,500	0.72%
Gail Fish West Vancouver, B.C.	204,500	204,500	0.72%
Ro Lal Vancouver, B.C.	204,500	204,500	0.72%
Erin Strench Puerto Vallarta, Mexico	204,500	204,500	0.72%
Allen Wilson Vancouver, B.C.	204,500	204,500	0.72%
Beverly Strench Richmond, B.C.	204,500	204,500	0.72%
Neville Ebert Vancouver, B.C.	204,500	204,500	0.72%
Gloria Martino West Vancouver, B.C.	204,500	204,500	0.72%
Bill Martino West Vancouver, B.C.	204,500	204,500	0.72%
Andrew Allan West Vancouver, B.C.	204,500	204,500	0.72%
Haroon Rashid Surrey, B.C.	204,500	204,500	0.72%
Ann Marie Butler Rashid Halifax, Nova Scotia	204,500	204,500	0.72%
Kenny Chan Richmond, B.C.	204,500	204,500	0.72%
Dwight Chan Richmond, B.C.	204,500	204,500	0.72%
Dee Gorrell Delta, B.C.	204,500	204,500	0.72%
Shauna Loiselle West Vancouver, B.C.	204,500	204,500	0.72%
Paul Canfield Keswick, Ontario	204,500	204,500	0.72%
Janet Moher Oshawa, Ontario	204,500	204,500	0.72%
Ruth Canfield Bowmanville, Ontario	204,500	204,500	0.72%
Jill Jankovich Gabriola Island, B.C.	204,500	204,500	0.72%
Dan Nugent Vancouver, B.C.	204,500	204,500	0.72%
Judy Morey Calgary, Alberta	204,500	204,500	0.72%
Rob Furlan Calgary, Alberta	204,500	204,500	0.72%
Sandra Furlan Vancouver, B.C.	204,500	204,500	0.72%
Karen Lynn Bollum Salmon Arm, B.C.	204,500	204,500	0.72%
Dr. Denis Vincent North Vancouver, B.C.	204,500	204,500	0.72%
Lindsay Nevison West Vancouver, B.C.	204,500	204,500	0.72%

PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. The initial offering price under this prospectus is $1.00 per share. They may sell some or all of their common stock in one or more transactions, including block transactions:

(1) on such public markets or exchanges as the common stock may from time to time be trading;

(2) in privately negotiated transactions;

(3) through the writing of options on the common stock;

(4) in short sales; or

(5) in any combination of these methods of distribution.

The sales price to the public may be:

(1) the market price prevailing at the time of sale;

(2) a price related to such prevailing market price; or

(3) such other price as the selling shareholders determine from time to time.

The selling shareholders may also sell their shares directly to market makers acting as principals. Brokers or dealers who acquire shares as principals may thereafter resell shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with re-sales may pay or receive commissions to or from the purchasers of shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We are bearing all costs relating to the registration of the common stock under this prospectus. Any other fees payable in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling such common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our director and officer is as follows:

Name	Age	Position
Mitch White	40	Director, C.F.O. and President

Our officer and director will serve until the next annual meeting of the shareholders or until his death, resignation, retirement, removal, or disqualification, or until his successors have been elected. Vacancies in the existing Board of Directors are filled by majority vote of the remaining directors. Our officer serves at the will of the Board of Directors. There are no family relationships between any executive officer and/or director.

Resumes

Mitch White was appointed to his positions on February 14, 2001. He devotes his time to our business affairs on an as needed basis which is currently approximately 30 hours per week.

From March, 1995 to June, 1998, Mr. Mitch White held the position of Chairman of the Board of Directors of Starnet Systems International which is a publicly traded reporting company quoted on the NASD OTC Bulletin Board under the symbol "WGMGY" and on the AIM market in London, England. Starnet Systems developed and implemented computer software designed to process online casino transactions in those jurisdictions in which online gaming is permitted. From June, 1998 until the present, Mr. White has been principally engaged in the founding, funding and development of Moshpit Entertainment and its pay for play electronic transactional platform. Mr. White is also President of Caribbean Way.com, a Montreal, Canada based online travel and booking agency. Mr. White possesses 15 years of experience in sales, marketing and management in the high technology and entertainment industries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below lists the beneficial ownership of our voting securities by each person known by us to be the beneficial owner of more than 5% of our securities, as well as the securities beneficially owned by all our directors and officers. Unless specifically indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

* each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock,

* each of our directors and named executive officers, and

* all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
$.0001 Par Value Common Stock	Keith Ebert Suite 2901 1201 Marinaside Cres. Vancouver, B.C. V6Z 2V2	10,225,000 common shares Direct Ownership	35.95%
$.0001 Par Value Common Stock	Greenday Inc. Suite 29 - 1st Floor Beckwith Mall Lower Broad Street Bridgetown, Barbados	4,000,000 common shares Direct Ownership (Potential beneficial Owner is Mitch White)	14.06%
$.0001 Par Value Common Stock	Andrea Carley 2779 Lake City Way Burnaby, B.C. V5A 2Z6	500,000 common shares Direct Ownership	1.76%
$0.001 Par Value Common Stock	Mitch White 2779 Lake City Way Burnaby, B.C. V5A 2Z6	500,000 common shares Direct Ownership	1.76%
$0.001 Par Value Common Stock	Caska Trust Suite 29 - 1st Floor Beckwith Mall Lower Broad Street Bridgetown, Barbados	1,250,000 common shares Direct Ownership (Potential beneficial owner is Mr. Stephen White)	4.39%
$0.001 Par Value Common Stock	Jazzco Trust Suite 29 - 1st Floor Beckwith Mall Lower Broad Street Bridgetown, Barbados	1,250,000 common shares Direct Ownership (Potential beneficial owner is Mr. A.J. Morand)	4.39%
$0.001 Par Value Common Stock	Lancaster Estate Trust Suite 29 - 1st Floor Beckwith Mall Lower Broad Street Bridgetown, Barbados	1,500,000 common shares Direct Ownership (Potential beneficial owner is Mr. Richard Gallo)	5.27%
$.0001 Par Value Common Stock	Management as a group including executive officers and directors	5,000,000 common shares	17.58%

The Company's president, Mr. Mitch White, is the potential beneficiary of shares held by Greenday Inc. in the event of a distribution of property by that Trust. Moshpit's Vice-President, Mr. Stephen White, is the potential beneficiary of the 1,250,000 shares held by Caska Trust in the event of a distribution of property by that Trust. Mr. A.J. Morand, a former Vice-President of Moshpit Entertainment is the potential beneficiary of 1,250,000 shares held by Jazzco Trust in the event of a distribution by that Trust. Mr. Richard Gallo, who is an investor in our company, is the potential recipient of 1,500,000 shares held by Lancaster Estate Trust in the event of a distribution of property by that Trust. There is no affiliation between the trusts which hold shares in our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share.

The following description of our capital stock discloses all material information relating to our common stock but is not a full summary of all information relating to our common stock. The description is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Nevada law.

Common Stock

As of March 31, 2002, there were 28,439,975 shares of common stock issued and outstanding that were held by 112 shareholders of record.

All shares of common stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by shareholders. Our shares have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of our issued shares represented at any meeting where a quorum is present will be able to elect the entire Board of Directors. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution of preferred amounts. All shares of our common stock issued and outstanding are fully paid and non-assessable. Holders of stock are entitled to share pro rata in dividends and distributions with respect to the common stock out of funds legally available for that purpose.

8,998,000 of our shares held by non-affiliates are being registered under this registration statement and will become free trading if this registration statement becomes effective. 10,225,000 of our issued shares are held by Mr. Ebert, an affiliate of our company. The shares held by Mr. Ebert were issued when we were a blank check company and cannot be sold unless they are registered under a future registration statement.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on October 29, 1999 under the laws of the State of Nevada to engage in any lawful corporate purpose. On November 1, 1999, we issued 2,250,000 common shares at a deemed price of $0.001 per share to Mr. Keith Ebert. Mr. Ebert was issued these shares in consideration for his services in organizing our company and acting as an officer and director and building our business plan. The value of the services rendered is $2,250. We relied on the exemption contained in Regulation S of the Securities Act of 1933 to issue these shares to Mr. Ebert.

On November 3, 2000, we issued a total of 9,000,000 common shares to the shareholders of CYOP Systems Inc. in consideration for all of the issued and outstanding common shares of CYOP Systems Inc. The former shareholders of CYOP Systems Inc. now collectively own 31.8% of our company. Our current president, Mr. Mitch White, is the potential beneficial owner of 4,500,000 of the shares which were issued in consideration for the shares of CYOP Systems Inc. Mr. Stephen White, who is the president of our subsidiary, Moshpit Entertainment Inc., is the potential beneficiary of 1,250,000 of the shares we issued to acquire CYOP Systems Inc. Mr. A.J. Morand, a former vice president of Moshpit Entertainment Inc. is the potential beneficiary of 1,250,000 of the shares which we issued to acquire CYOP Systems Inc.

DESCRIPTION OF BUSINESS

(i) Our Principal Products and Services

Our business model is built on an e-commerce transaction system applied to innovative market niches and existing strong markets in the entertainment industry. Our CYOP Crediplay system is the backbone to all existing and future ventures and is critical to providing seamless revenue streams and integrated business practices. The key to our products and services is the transactional engine that powers our e-commerce infrastructure. This transactional engine consists of in-house developed software.

Our in-house developed software creates our unique pay for play platform which allows real time on line competitions and all of the commercial processing that they involve. This intricate co-ordination of the receipt of fees, processing of game credits and revenue sharing makes our company unique.

Play-For-Pay Tournaments

The concept of professional video gaming is a widely anticipated expansion in the video game industry. Local area network game tournaments are sponsored which generate hundreds of thousands of dollars in top prizes for contestants. We have an infrastructure which we refer to as the Crediplay system to develop this trend of playing video games for money through the establishment of financial gaming accounts for members which allow contestants to compete in multi-player tournaments 24 hours a day, against people from around the world.

We are unaware of any existing or probable government regulations which would have an adverse affect on the implementation of our current business plan. We are relying on American and Canadian legal opinions to ensure that our business falls within current government regulations in those jurisdictions.

Our network is a transactional platform that links game players to a network of Internet servers that are hosting play-for-pay tournaments. Our network allows members to convert money in their financial account into game credits and compete in these tournaments. Successful competitors receive a percentage of tournament entry fees automatically deposited into their accounts.

Our Crediplay system is organized to generate three core revenue streams: membership fees, play-for-pay network maintenance fees, and credit card processing fees. To date, a minimal amount of money has been spent of marketing our products and services. Accordingly, traffic to our site has been limited. A breakdown of our revenue to date by core revenue stream is provided below.

Membership Fees

Much like a sporting facility, we will provide a number of membership services for our members through the Crediplay system; higher paying members receive greater services such as lower credit card processing fees. The Crediplay system is a complete virtual world with a story line, characters, game information, links, etc. where members can accumulate, spend or cash out their credits. As of the date of this registration statement, we have not generated membership fees and have not yet accepted any paying members.

Network Maintenance Fees

Members wishing to compete in tournaments of skill for money are charged a network maintenance fee each time they access a play-for-pay tournament. The network maintenance fee is split between CYOP Systems, game developers and game server operators. Game developers will set a network maintenance fee for their game with higher profile games having a higher network maintenance fee. Our company will advertise the new games within the Crediplay system. We will enter into agreements with game developers and server operators to share in their network maintenance fees that are all transaction based. Our company earns 40% of network maintenance fees with game developers and game server operators each earning 30% of network maintenance fees.

Server operators have full control over their tournaments including establishing the entry fee. Our company, game developers and game server operators do not take a percentage of the total accumulated by the entry fee. This total gets disbursed to winners of the tournaments based on set distribution percentages.

As of the date of this registration statement, we have entered into letters of intent with game developers. These letters of intent will be replaced with agreements as our company is able to demonstrate its ability to attract player traffic.

Credit Card Processing Fees

Our transaction network receives credit card processing fees for every deposit of cash into a member's financial account. This e-commerce transactional network is also the backbone for additional ventures which stem from the Crediplay system.

Non-Competitive Strategy

We are committed to the Linux open source movement, which allows our members to share and contribute to the development of games. Our members will have access to all information surrounding game development and game hosting. All resources are available to members except the technology behind our processing network.

We allow members to use our technology to become play-for-pay game developers and game server operators. This open source strategy creates new business and integrates and binds members to our transaction network.

We developed the Crediplay system as a new playing field for the growing number of people playing games on-line.

Distribution Methods of our Products and Services.

Our product of providing on-line access to pay-for-play video gaming is not distributed in the conventional sense. Rather, video gamers log on to our internet site and register at one of the membership levels to enter play. We expect that news of our unique site and pay-for-play concept will spread quickly through the on-line gaming community. We also propose to advertise at venues such as the computer game developers conference, electronic entertainment exposition and various on-line traditional video game sites. Word of mouth and our targeted marketing plan will effectively be the way our product is distributed.

(ii) Competitive Business Conditions and Our Position In Our Industry

Video games have often been dismissed as a rudimentary form of entertainment - lacking the glitz and glamour of Hollywood and prime time television. But, over the past few years, the games industry has been growing faster than any other part of the entertainment business. In terms of revenues, it is now running neck-and-neck with the movie box office. Movies still make much more money once television sales, videos and licensing deals are included.

The video game industry can be segregated into three main technology areas: game developers, platform developers, and game server operators. Game developers create games to be played on different platforms such as those developed by Sony, Sega and Nintendo, on personal computers or on arcade machines. With the introduction of the Internet, games are now hosted on servers where players from around the world log in and play.

In a recent report by Forrester Research, "Pervasive Gaming Goes Mainstream", August, 2000, it was found that 80% of game companies expect broadband-connected consoles to be the dominant home game platform by 2003. The Forrester Report suggests that next generation consoles are on route to become "an entire home entertainment system, encompassing games to Web browsing to eCommerce."

Internet-enabled consoles are ushering in a new generation of interactive gaming with technology that utilizes the Internet to create new dimensions in interactive gaming and which will transform the entertainment industry. The report outlines three evolutionary changes in technology that will create pervasive gaming:

1. Platforms will connect to the Internet and control TVs.

2. Pipes will deliver content at the speed of Broadband.

3. People will seamlessly segue from playing games to watching TV.

These changes will force new business models within the industry such as subscription and pay-per-use revenue streams. Advertising revenue will also increase substantially as interactive media advances technologically. Estimates of retail, hardware, subscription/pay-per-use, advertising and product placement sales put total games revenue at near 30 billion dollars by 2005.

Target Market

The myth that most gamers are children also seems to defy the changing gaming demographics. In reality, nearly 75% of PC gamers are adults, with only 30% being under the age of 18. The Forrester Report indicates that 25% of the on-line population plays games on-line, 49% are women and 51% are men, and they have a median age of 39. On-line gamers generate an average yearly income of $49,000 US/year and play an average of 13 hours/week.

Industry Players

Console Developers

The video game industry has some giants that are a dominant force in the marketplace. Sega, Sony, and Nintendo dominate the game platform market with a projected 80% by 2003. Microsoft has recently entered the console market with its Xbox and may become a dominate player in the next few years.

Publishers/Game Developers

Electronic Arts, headquartered in Redwood City, California, is the world's leading interactive entertainment software company. Founded in 1982, Electronic Arts posted revenues of more than $1.2 billion for fiscal 1999. The company develops, publishes and distributes software worldwide for personal computers and video game systems such as the PlayStation® and Nintendo® 64.

Blizzard Entertainment® is a premier publisher of entertainment software. Since establishing the Blizzard label in 1994, the company has quickly become one of the most popular and well respected makers of computer games. With blockbuster hits including the Warcraft ® series, the Diablo. series, and StarCraft., the company has enjoyed back-to-back number-one selling games, as well as consecutive Game of the Year awards. Blizzard Entertainment operates a free online game service, Battle.net®; the largest in the world with millions of active users.

As a known leader in the industry and one of the world's leading developers of best selling software, id Software has forged frenetic titles such as Wolfenstein 3-D, DOOM, DOOM II, QUAKE, and QUAKE II. With intense graphics and mind-blowing adventure, id creates frenzied demands worldwide and continues to break retail and shareware sales records. id has proven itself to be genius at more than just software development. Using non-traditional means of product distribution, shareware channels, online services, and the Internet . id has helped to create a new way to market computer games. id's titles have become cultural phenomenon inspiring other developers while spawning mainstream licensing agreements for movie and book series . id games have been featured on prime time TV shows such as Friends and ER and in the movies The Net, Congo and Gross Point Blank.

Game Server Operators

On-line, multi-player games allow for the game player to link to game servers hosting the game. These game servers constitute any corporation or anyone with a server that wishes to host a game. Game server operators have not had a revenue generating model beyond providing a web portal where game players can log on and search for different games being hosted. The best estimate for the number of game servers today is the Championship League or CLQ which now monitors 218,660 servers and 10,830,173 players on-line.

Professional (for money) Video Game Leagues

Professional video gaming is a new concept that is gaining momentum within the video game industry. Two organizations have evolved to cultivate this new trend.

The Cyberathlete Professional League (CPL) was founded on June 26, 1997. The CPL is a computer gamer's league attempting to transform computer game competitions into a professional sport. The CPL attracts thousands of gamers to its live events and hundreds of thousands of spectators, both live and online. The CPL sets up physical local area network tournaments and receives sponsorship financing. Through its various sponsors, the CPL awards tournament winners as much as $150,000 in cash prizes. The CPL events feature: professional computer game tournaments, large spectator arenas, amateur local area network competitions, hardware and software exhibitions and occasionally a variety of workshops.

Online Athletes (OLA) is member-based professional game league. Members are charged a $25/year membership fee which gives them a registered server. The league monitors play and distributes cheques to top players each week based on performance.

CYOP Systems and the Video Game Industry

CYOP Systems is positioning itself as an asset to all industry players through its integrated transaction technology. The Crediplay system is a complete entertainment network where game players can access and play their favorite games for real money distributed to them via their electronic accounts.

Game console developers are creating web browser capabilities within their next generation systems that will enable players to connect to the Crediplay system.

Transaction technology within the Crediplay system creates a means by which game developers can create play-for-pay versions of their games. Developers can utilize the Crediplay system audience to market and promote their games.

CYOP Systems has created a new business model for game server operators. By simply hosting Crediplay system games from their server, anyone can host play-for-pay video games, generating a significant additional source of revenue.

Professional game leagues are limited to physical tournament settings or reliance on sponsorships for financing. Crediplay system creates a 24 hour market of interactive video gaming where players enter tournaments through their own financial accounts and accumulate credits that can be converted back into cash.

As of the date of this prospectus, management is unaware of any other company which offers pay for play video gaming with the capacity to credit players in real time. Assuming that our pending patents are granted, other companies will be restricted from competing against the pay for play games offered through the Crediplay system. At present, the Crediplay system is in its start up phase. We have not yet established a competitive position within the video gaming industry and our ability to successfully compete in the future is dependent upon our receipt of funding for advertising, full product launch and further product development. It is likely we will receive competition from other companies offering online pay for play video gaming which falls outside of our pending patent protection. These competitors may utilize future off the shelf software systems or custom designed pay for play video software. Our business model is designed to provide financial incentives for game developers and server operators who may otherwise compete against our Company. However, the relative ease with which potential competitors may set up other pay for play internet sites will likely result in online competition.

How We Plan to Expand Our Business Model


The video game industry has many players. One of the biggest setbacks for talented game developers is finding a distribution channel to expose their games to a target market. As a solution for these developers, we have created an ability to act as a distribution network within the Crediplay system. Through our entertainment network CYOP will promote Crediplay system games. As of the date of this registration statement, only our in-house developed game Urban Mercenary is being promoted using the Crediplay system. There are not yet any independent game developers using the Crediplay system to promote their games.

The key to the success of our business plan is the development of a sense of community where members can interact, learn and be entertained. Our network is not just a portal to play games for money, although this service alone should generate members. We are a complete, self-evolving virtual world with a story-line, interactive chat features and clubs.


(iii) Sources and Availability of Raw Materials

The raw material for the development of our products comes from the imagination and intellect of our in-house software developers. These are the same individuals Moshpit has relied on in the development of its first play-for-pay online video game Urban Mercenary and for the development of our e-commerce transaction network. None of our product development is sourced to outside contractors or sub-contractors nor are we dependent on any other person or company for the supply of goods and services to continue the development of our products.

(iv) Requirement of Government Approval

Most jurisdictions including Canada and the United States have legislation which regulates gambling activities. We have obtained legal opinions from American and Canadian legal counsel detailing American and Canadian gaming provisions and advising our management on which jurisdictions the operation of our interactive video game website is legal. Fundamentally, our interactive video game website and pay for play concept is legal because members compete in a contest of skill only and not a game of chance or a game of mixed skill and chance.

Patents, Trademarks and Licenses

Our company's intellectual property lawyers have filed a patent application in the United States to obtain patent protection for our unique in-house developed software and unique pay for play platform. This invention relates to the field of online pay for play and/or pay for play game services generally and, more particularly, to the field of management of usage fees for those services. More generally, our invention relates to a system for offering pay for play and/or pay for play games online and more particularly to an efficient system for regulating and charging subscribers for the game services used.

(v) Our Part Time Employees

We have 11 full time employees who are contracted with our company and who hold the following positions:


1	Programmers
1	President
3D Animator
1	Investor Relations
1	System Administrators
2	Marketing Representatives
1	Human Resource Manager
1	Tester
1	Project Managers
2	Accounting


Our Expenditures During the Last Two Fiscal Years on Research and Development Activities


During the period October 1, 1999 (commencement of operations) to December 31, 2001, we incurred software development costs totalling $1,339,871.



MANAGEMENT'S DISCUSSION AND ANALYSIS

General

The following discussion should be read with our financial statements, which are included in this document. This discussion contains forward-looking statements about our expectations for our business and financial needs. These expectations are subject to a variety of uncertainties and risks that may cause actual results to vary significantly from our expectations. The cautionary statements made in this Report should be read as applying to all forward-looking statements in any part of this prospectus.

We were incorporated on October 29, 1999 under the laws of the State of Nevada as Triple 8 Development Corporation to engage in any lawful corporate purpose. We changed our name to CYOP Systems International Incorporated on November 2, 2000.

We have not been involved in any bankruptcy, receivership or similar proceedings.

CYOP Systems International Incorporated is the parent company in our corporate structure. We own 100% of the common shares of CYOP Systems Inc., a Barbados company, which in turn owns 100% of the issued common shares of Moshpit Entertainment Inc. Moshpit Entertainment Inc. is a British Columbia company which conducts all of our product development. Moshpit is a developer and provider of multimedia transactional technology solutions and services for the entertainment industry. Moshpit's range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants

For the year ended December 31, 2001, we earned revenue of US$512,930 primarily from website development. This is not our core business. We have been primarily focused on developing our product for market launch. Management has financed our operations to date. Management will continue to fund our operations through shareholders loans for the next 12 months or until such time as we are able to raise equity or debt financing privately, through a public listing, or until we have positive cash flow. We can satisfy our cash requirements from funds loaned by management for approximately 12 months. However, management is not under any contractual obligation to provide continued funding. We will spend approximately $1 million in additional capital in the next 12 months to maintain current operations at our current expenditure rate. .

The most recent fiscal year has been a trying one for the Company. Commitments for funding that went unfulfilled resulted in the need to reconfigure operations early in 2002, reducing staff levels from 19 to 11. Limited capital availability due to the downturn in the Internet and technology sectors meant that the Company was forced to reduce its staff to core personnel in order to continue to operate


We anticipate maintaining our staff of 11 persons during the next 12 months. We do not expect to acquire any material physical assets or significant equipment in the next 12 months. We will not be performing any significant research and development in the next 12 months as our pay for play software is complete and tested.

We launched our first pay-for-play online video game, Urban Mercenary in February, 2001. In March, 2001, the Company secured the Canadian Imperial Bank of Commerce as the Company's merchant account processor. Also in March, 2001, the Company hosted a trade booth at the Computer Gamers and Developers Conference (CDGC) in California. The Company signed seven letters of intent with game developers as a result of its exposure at the CDGC conference.

In October, 2001, we signed a licensing contract with Bingo.com. This contract calls for our company to provide front end game development and site management. It is also a licensing agreement under which Bingo.com will use our pay for play transaction software. Bingo.com has approximately 700,000 members playing bingo online. Bingo.com has devised a new format for bingo which is a skill based game and not a game of chance. The Bingo.com site began using CYOP's pay for play transaction software commencing in October, 2001.

The Company's agreement with Bingo.com generated revenue of US$509,000 for the year ended December 31, 2001. This revenue was from web site development, which will be a sporadic source of revenue for the Company. The Company's online video game Urban Mercenary is completely developed as is our pay for play transaction software. Our agreement with Bingo.com is the first, which will demonstrate the effectiveness of our e-commerce pay for play platform with third party licensees.

Management will continue to fund the Company through shareholders' loans until such time as the Company is financially self-supporting. Management of the Company will be aggressively seeking private financing to launch an aggressive marketing campaign for our pay for play network and our flagship video game Urban Mercenary.

In order for our Company to expand it's operations and realize profits from pay for play online video gaming a number of additional steps must be taken. We must continue to maintain and upgrade our software programs and our website. This is an ongoing month-to-month responsibility which is handled by our current staff members. Funds for this ongoing software maintenance have been budgeted and are covered by funds which are being loaned to our Company by management. In the future, the funds required for ongoing software maintenance will come from revenue from licensing fees or system maintenance fees from pay for play video gaming. Secondly, to increase our Company's exposure and attract players to our website we will be required to complete a full marketing launch. Until we complete a marketing launch we cannot expect large volumes of players for our online pay for play video game. Revenues will be derived from licensing fees from third parties that already have an established community and significant traffics to their web sites. We will also continue to pursue our pending patent applications in the United States. Patent protection will improve our competitive position in the online pay for play video gaming industry. We anticipate spending up to an additional $25,000 for costs associated with our patent applications. We anticipate it may take up to one year for our current patent applications to be granted.


Liquidity and Capital Resources

At December 31, 2001 the Company had a working capital deficit of ($1,350,000) to satisfy requirements for operations, which are not sufficient to sustain long-term operations. No assurances can be given that the Company will be successful in realizing sufficient funding to continue operations. Based on a restructuring plan, the Company has been successful in significantly reducing operating costs. While development of the Crediplay system is substantially complete and is operational with the Bingo.com website, very little cash is available to begin the process of marketing and promoting the Crediplay system.

The Company is currently working to create exposure for its website and to license a suite of games with the Crediplay system with strategic alliances, partnerships and cross marketing opportunities. While the deterioration of funding sources for internet based businesses has created financial stress for the Company, operations have continued with funding from management. The Company plans to raise capital during the second quarter of 2002.

The Company's consolidated financial statements have been prepared on a continuing operation basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

Management recognizes that the Company must generate additional investment in a timely manner to maintain operations. The Company plans to seek private placements of equity capital to fund its operations but has no present commitments for funding.

As of December 31, 2001, there were no material commitments for capital expenditures.

Results of operations for the year ended December 31, 2001 as compared to the year ended December 31, 2000.

The Company did not generate any revenue in 2000, but, did generate revenues of $509,000 in 2001. These revenues were the result of a development contract with Bingo.com and the company does not consider that the associated web development service is their core business. Additional minor revenues were earned for the period ending December 31, 2001 in network maintenance fees as a consequence of Bingo.com utilizing the Crediplay system for their back-end processing. The Company had general and administrative expenses of $607,000 in 2001 compared with $493,000 in 2000. The company's main expenses other than the software development costs of $750,000 incurred in 2000, continue to be legal and professional fees as well as compensation costs. Salary costs decreased from $147,000 as at December 31, 2000 to $132,000 as at December 31, 2001.

The Company incurred a loss on operations of ($751,136) in 2001 compared to ($1,377,652) in 2000, or ($0.03) per share and ($0.7) per share respectively. The improved loss position is a result of a decrease of total expenses $1,377,652 in 2000 inclusive of $748,820 in software development costs and no revenue to $1,232,248 in 2001 with $513,000 in revenue.

Liquidity and Capital Resources

At March 31, 2002 the Company had a working capital deficit of ($1,378,794) compared to a working capital deficit of ($1,925,366) to satisfy requirements for operations for the same period ending March 31, 2001. Although this is a material improvement for the same period ending March 31, 2001 no assurances can be given that the Company will successful in realizing sufficient funding to continue operations. Based on the cost reduction plan the Company has been successful in significantly reducing operating costs period over period beginning with the third quarter end in 2001. While development of the Crediplay system is complete and operational very little cash is available to begin the process of marketing and promoting the Crediplay system.

Deterioration of funding sources for internet based businesses has continued into the calender year 2002 creating financial stresses for the Company. Operations have continued with funding from management. The Company plans to raise capital during the second quarter of 2002.

The Company's consolidated financial statements have been prepared on a continuing operation basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

Management recognizes that the Company must generate additional investment in a timely manner to maintain operations. The Company plans to seek private placements of equity capital to fund its operations but has no commitments at date of this report for funding.

As of March 31, 2002, there were no material commitments for capital expenditures.

Results of operations for the quarter ended March 31, 2002 as compared to the quarter ended March 31, 2001.

During the quarter ended March 31, 2002 the Company generated revenue of $273,062 primarily from the development contract with Bingo.com. Although $15,210 is directly related to the Crediplay system and network maintenance fees. The same period ending March 31, 2001 generated no revenues as the Crediplay system was still in development stages. The majority of the above revenues, $258,000 are a result of a development contract with Bingo.com and the company does not consider that the associated web development service is their core business. The Company had general and administrative expenses of $169,200 in 2002 compared with $590,905 in 2000, inclusive of software development costs of $94,368 and $287,238 respectively. The company's main expense during these periods is software development costs.

The Company incurred a loss on operations of ($35,042) in 2002 compared to ($590,905) in 2001, or ($0.00) per share and ($0.03) per share respectively. The improved loss position is a result of a decrease of total expenses and no revenue in 2000.


DESCRIPTION OF PROPERTY

Office Premises


We maintained an office at Suite 300, 1286 Homer Street, Vancouver, British Columbia, Canada. This was sub-leased office space of approximately 4,400 square feet which housed current operations. Monthly lease payments on this office space are $10,400. We carry adequate insurance to protect our physical assets from loss and damage. These facilities are fully utilized and are adequate for our needs for the next 12 months. In the first quarter of 2002 as part of the downsizing and restructuring plan the Company moved premises to 1040 Hamilton Street, Vancouver, British Columbia, Canada. These premises are approximately 3,000 square feet with monthly lease payments of $6,600.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 1, 1999, our former Chief Executive Officer and director, Mr. Keith Ebert, received 2,250,000 of our common shares valued at $0.001 per share ($2,250.00) in consideration for his services in helping to set up our company and for managing our operations.

On November 3, 2000 we acquired 100% of the issued and outstanding common shares of CYOP Systems Inc. The former shareholders of CYOP Systems Inc. now collectively own 9,000,000 of our 28,439,975 issued common shares or 31.6% of our company. Certain of the former shareholders of CYOP Systems Inc. are independently managed trusts. The following individuals are potential beneficiaries of the trusts in the event of a distribution of property:

Name of Former CYOP Systems Inc. Shareholder	Number of CYOP Systems Inc. Shares Formerly Held	Number of CYOP Systems International Incorporated Shares Received	Name of Potential Beneficial Owner
Greenday Inc.	8,000,000	4,000,000	Mitch White
Andrea Carley	1,000,000	500,000	Andrea Carley
Mitch White	1,000,000	500,000	Mitch White
Caska Trust	2,500,000	1,250,000	Stephen White
Jazzco Trust	2,500,000	1,250,000	A.J. Morand
Lancaster Estate Trust	3,000,000	1,500,000	Richard Gallo

Our President and Chief Executive Officer, Mr. Mitch White, has been the primary source of funding for the development of our wholly owned subsidiary, Moshpit Entertainment Inc. As of the date of this registration statement, Mr. White has advanced total proceeds of US$936,812 to Moshpit Entertainment Inc. as demand loans at 8.5% per annum. These loans are not secured by any of the assets of our company or its subsidiaries.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Present Public Market

There is presently no public market for our common stock. We can provide no assurance that our shares will be traded on any public market in the future.

Holders of Our Common Stock

As of the date of this registration statement, we have 112 registered shareholders.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

(1) we would not be able to pay our debts as they become due in the usual course of business; or

(2) our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

Transfer Agent

Our transfer agent is The Nevada Agency and Trust Company of Suite 880, Bank of America Plaza, 50 West Liberty Street, Reno, Nevada, 89501.

EXECUTIVE COMPENSATION


Our President, C.E.O. and C.F.O., Mr. Mitch White, receives no cash compensation or compensation in any other form from our company. On November 1, 1999, our former C.E.O., Mr. Ebert received 2,250,000 of our common shares valued at $0.001 per share in consideration for his services in helping to set up our company and for managing our operations. Mr. Ebert will receive no additional compensation from our company for his services.

SUMMARY COMPENSATION TABLE
Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Comp- ensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Option/SARs (#)	LTIP Payouts ($)	All Other Comp- ensation ($)
Mitch White, C.E.O., C.F.O., President and Director	9 months ended Sep. 30, 2001	$0.00	$0.00	$0.00	$0.00	0	$0.00	$0.00

None of our directors are compensated for any services provided as a director. No amounts are paid to our directors for committee participation or special assignments. None of our directors are under consulting contracts or are in any other way compensated for their services.

Stock Option Grants


We did not grant any stock options to any executive officers or directors during our most recent fiscal year ended December 31, 2001. We have not granted any stock options to any executive officers or directors since December 31, 2001.


Employment Agreements

We do not have an employment or consulting agreement with Mr. Mitch White, our President, C.F.O. and director. Mr. White provides his services to us on an as needed basis. We do not pay any salary, consulting fee or other compensation to Mr. White.

INDEPENDENT PUBLIC ACCOUNTANTS


Our audited financial statements for the year ended December 31, 2001 and the related statements of loss and deficit, stockholders deficiency and cash flows appearing in this prospectus, have been included herein in reliance on the report of Ellis Foster, Chartered Accountants, given on the authority of said firm as experts in accounting and auditing.


INDEX TO FINANCIAL STATEMENTS


CYOP Systems International Incorporated & Subsidiaries

Audited Financial Statements for December 31, 2001

Unaudited Financial Statements for March 31, 2002



CYOP SYSTEMS INTERNATIONAL

INCORPORATED & SUBSIDIARIES

Consolidated Financial Statements

(Expressed in U.S. Dollars)

December 31, 2001 and 2000

Index

Report of Independent Accountants

Consolidated Balance Sheets

Consolidated Statement of Stockholders' Deficiency

Consolidated Statements of Operations

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

MOORE STEPHENS

ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC Canada V6J 1G1

Telephone: (604) 737-8117 Facsimile: (604) 714-5916

E-Mail: generaldelivery@ellisfoster.bc.ca

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

CYOP SYSTEMS INTERNATIONAL INCORPORATED

We have audited the consolidated balance sheets of CYOP Systems International Incorporated and subsidiaries ("the Company") as at December 31, 2001 and 2000, the related consolidated statements of stockholders' deficiency and the consolidated statements of operations and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada "MOORE STEPHENS ELLIS FOSTER LTD."

March 28, 2002 Chartered Accountants
CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2001 and 2000
(Expressed in U.S. Dollars)
		2001	2000
ASSETS
Current
Cash and cash equivalents		$1,852	$29,480
Accounts receivable		178,910	16,808
Demand loan, interest at 12% per annum and unsecured		14,472	-
Due from director, non interest bearing and unsecured		105,738	-
Prepaid expenses and deposit		49,191	50,992
Total current assets		350,163	97,280
Note receivable related party (Note 8)		1,565,452	-
Fixed assets (Note 4)		222,646	236,246
Software development costs (Note 5)		-	100

Total assets		$2,138,261	$333,626

LIABILITIES
Current
Bank overdraft		$18,604	$-
Demand loans (Note 6a)		452,676	452,676
Demand loans related party (Note 6b)		50,000	725,129
Accounts payable and accrued liabilities		586,139	205,373
Payroll deductions payable (Note 7)		362,115	227,689
Short-term loan (Note 6c)		228,421	-
Investor deposit		10,000	-
Total current liabilities		1,707,955	1,610,867
Deferred revenue (Note 8)		2,270,394	-

Total Liabilities		3,978,349	1,610,867

Nature and continuance of operations (Note 1)
Commitments (Note 11)

STOCKHOLDERS' (DEFICIENCY)
Share capital
Authorized:
100,000,000	shares of common stock with a par value
	of $0.0001 per share
Issued, allotted and outstanding:
28,439,975	shares of common stock (2000 - 28,382,975)	2,844	2,838
Additional paid-in capital		219,127	149,237
Accumulated other comprehensive income		133,194	14,801
Deficit accumulated		(2,195,253)	(1,444,117)

Total stockholders' (deficiency)		(1,840,088)	(1,277,241)

Total liabilities and stockholders' (deficiency)		$2,138,261	$333,626

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES

Consolidated Statement of Stockholders' Deficiency
Years ended December 31, 2001 and 2000						Page 1 of 2
(Expressed in U.S. Dollars)
						Accumulated
				Compre-		other	Total
			Additional	hensive		compre-	Stock-
	Common stock		paid-in	income	Deficit	hensive	holders'
	Shares	Amount	capital	(loss)	accumulated	income	(deficiency)

Recapitalization (Note 3)	9,000,000	$900	$(831)		$(66,465)	$(1,398)	$(67,794)

Shares issued for cash on
February 29, 2000	10,020,500	1,002	1,448		-	-	2,450

Shares issued for services on
February 29, 2000	9,202,500	920	1,330		-	-	2,250

Deficit accumulated as at November 3, 2000	-	-	-		(14,401)	-	(14,401)

Recapitalization adjustment (Note 3)	-		(2,968)		14,401	-	11,433

Balance after recapitalization adjustment	28,223,000	2,822	(1,021)		(66,465)	(1,398)	(66,062)

Shares issued for equity of shell
in stock acquisition (Note 3)	-	-	(9,701)	-	-	-	(9,701)

Shares issued for cash on December 13, 2000	159,975	16	159,959	-	-	-	159,975

Other comprehensive income
- foreign currency translation adjustment	-	-	-	16,199	-	16,199	16,199

Comprehensive income
- net (loss) for the period	-	-	-	(1,377,652)	(1,377,652)	-	(1,377,652)

Comprehensive income (loss)				$(1,361,453)

Balance, December 31, 2000	28,382,975	2,838	149,237		(1,444,117)	$14,801	$(1,277,241)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES

Consolidated Statement of Stockholders' Deficiency
Years ended December 31, 2001 and 2000						Page 2 of 2
(Expressed in U.S. Dollars)
						Accumulated
				Compre-		other	Total
			Additional	hensive		compre-	Stock-
	Common stock		paid-in	income	Deficit	hensive	holders'
	Shares	Amount	capital	(loss)	accumulated	income	(deficiency)

(continued from page 1)

Balance, December 31, 2000	28,382,975	2,838	149,237		(1,444,117)	14,801	(1,277,241)

Shares issued for cash at $1.00 per share	17,500	2	17,498		-	-	17,500
on January 8, 2001

Shares issued for cash at $1.00 per share	12,200	1	12,199		-	-	12,200
on January 19, 2001

Shares issued for cash at $1.40 per share	13,000	1	18,199		-	-	18,200
on February 14, 2001

Shares issued for cash at $1.00 per share	3,000	1	2,999		-	-	3,000
on March 8, 2001

Shares issued for cash at $1.00 per share	11,300	1	11,299		-	-	11,300
on April 24, 2001

Imputed interest on loan due to a related party	-	-	1,900		-	-	1,900

Other comprehensive income
- foreign currency translation adjustment	-	-	-	$118,393	-	118,393	118,393

Comprehensive income
- net (loss) for the year	-			(751,136)	(751,136)	-	(751,136)

Stock-based compensation			5,796				5,796

Comprehensive income (loss)				$(632,743)

Balance, December 31, 2001	28,439,975	$2,844	$219,127		$(2,195,253)	$133,194	$(1,840,088)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES

Consolidated Statements of Operations
Years ended December 31, 2001 and 2000
(Expressed in U.S. Dollars)
	2001	2000

Revenue
Sales related party	$509,225	$-
Sales	3,705	-
	512,930	-

Cost of sales	300,647	-

Gross profit	212,283	-

Advertising and promotion expenses	(101,217)	(85,143)

Software development costs	-	(748,820)

Loan interest expenses	(177,288)	(50,813)

Write off of demand loan	(46,500)	-

General and administrative expenses
Accounting and audit	(38,221)	(64,398)
Automobile	(64,192)	(33,604)
Depreciation of fixed assets	(5,058)	(7,380)
Foreign exchange loss	(64,032)	(12,934)
Legal and other professional fees	(149,017)	(119,720)
Office and miscellaneous	(70,641)	(63,640)
Rent	(52,807)	(28,468)
Salaries and benefits	(131,605)	(147,217)
Stock-based compensation	(5,796)	-
Telephone and bandwidth	(25,227)	(15,515)

Operating loss	(719,318)	(1,377,652)

Write off of Leasehold improvements	(31,434)	-

Loss on disposal of fixed assets	(384)	-

Net loss for the year	$(751,136)	$(1,377,652)

Loss per share
Basic and diluted	$(0.03)	(0.07)

Weighted average number of
common shares outstanding
Basic and diluted	28,433,430	20,682,124

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES

Consolidated Statements of Cash Flows
Years Ended December 31, 2001 and 2000
(Expressed in U.S. Dollars)
	2001	2000

Cash flows from (used in) operating activities
Net loss for the year	$(751,136)	$(1,377,652)
Adjustments to reconcile net loss to net cash
used in operating activities:
- depreciation of fixed assets	65,234	41,002
- fixed assets write off	31,434	-
- capitalized software development costs	100	-
- loss on disposal of fixed assets	384	-
- imputed interest on related party loan	1,900	-
- stock-based compensation	5,796	-
- exchange loss	11,028	4,438
	(635,260)	(1,332,212)
Changes in assets and liabilities:
- accounts receivable	(162,102)	(15,739)
- prepaid expenses and deposit	1,801	(50,992)
- accounts payable and accrued liabilities	502,728	191,587
- payroll deductions payable	134,426	227,689
	(158,407)	(979,667)

Cash flows from (used in) investing activities
Proceeds from disposal of fixed assets	6,743	-
Increase in software development costs	(454,840)	-
Purchase of fixed assets	(103,819)	(267,153)
	(551,916)	(267,153)

Cash flows from (used in) financing activities
Shares issued for cash	62,200	159,975
Increase in due from director	(6,498)	-
Proceeds from investor deposit	10,000	-
Proceeds from demand loans	-	452,676
Proceeds from demand loan - related party	380,996	612,322
Proceeds from short-term loans	228,421	-
	675,119	1,224,973

Foreign exchange loss on cash held in foreign currency	(11,028)	(4,438)
Decrease in cash and cash equivalents	(46,232)	(26,285)
Cash and cash equivalents, beginning of year	29,480	55,765
Cash and cash equivalents (deficiency), end of year	$(16,752)	$29,480

Cash and cash equivalents (deficiency) represented by:
Cash	$1,852	$29,480
Bank overdraft	(18,604)	-
	$(16,752)	$29,480

The accompanying notes are an integral part of these financial statements.

1. Nature and Continuance of Operations

The Company was incorporated on October 29, 1999 in the name of Triple 8 Development Corporation under the laws of the State of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. The Company changed its name to CYOP Systems International Incorporated on October 30, 2000. On November 3, 2000, the Company acquired 100% of the issued and outstanding shares of CYOP Systems Inc., Barbados ("CYOP Barbados"). This transaction was accounted for as a reverse acquisition recapitalization (see Note 3).

CYOP Barbados was incorporated under the laws of Barbados on June 20, 2000. On August 31, 2000, CYOP Barbados acquired 100% of the issued and outstanding shares of Moshpit Entertainment Inc., Canada ("Moshpit"), a company incorporated under the laws of British Columbia, Canada.

The Company, and its subsidiaries, is a developer and provider of multimedia transactional technology solutions and services for the entertainment industry. The Company's range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants. These services are considered as one segment only based on internal organizational structure.

The Company and its subsidiaries, CYOP Barbados and Moshpit were development stage companies in the fiscal year 2000.

These consolidated financial statements have been prepared using the generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has suffered recurring losses from operations and has a net capital deficiency. The ability of the Company to continue as a going concern is dependent upon many factors, including the ability of the Company to obtain financing to fund working capital requirements, the degree of competition encountered by the Company, technology risks, government regulation and general economic conditions. The Management's plan in this regard is to raise equity financing as required and keep abreast with the multimedia technology. These financial statements do not include any adjustments that might result from this uncertainty.

2. Significant Accounting Policies

(a) Basis of Consolidation

These consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and its subsidiaries CYOP Barbados and Moshpit. Significant inter-company accounts and transactions have been eliminated.

2. Significant Accounting Policies (continued)

(b) Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

(c) Cash Equivalents

Cash equivalents usually consist of highly liquid investments which are readily convertible into cash with maturity of three months or less when purchased.

(d) Fixed Assets

Fixed assets are recorded at historical cost. Depreciation is charged to earnings in amounts sufficient to allocate the costs over their estimated useful lives, as follows:
Audio and visual equipment	20% declining-balance basis
Computer hardware	30% declining-balance basis
Computer software	100% declining-balance basis
Office furniture and equipment	20% declining-balance basis
Leasehold improvements	20% straight-line basis

(e) Revenue recognition

The Company derives revenue from providing services on software development and online internet transaction platform maintenance. Service revenues are recognized when services have been performed and delivered in accordance with service agreements, the Company has no significant remaining performance requirements, there are no material uncertainties regarding customer acceptance and collection of the resulting receivable is deemed probable.

(f) Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are charged to expenses as incurred.

(g) Advertising and Promotion

The Company expenses advertising and promotion costs as incurred. Total advertising and promotion costs charged to expenses for the year ended December 31, 2001 amounted to $101,217 (2000 - $85,143).

2. Significant Accounting Policies (continued)

(h) Foreign Currency Transactions

The Company and CYOP Barbados maintain their accounting records in their functional currency. Foreign currency transactions are translated into their functional currency in the following manner.

At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are translated into the functional currency by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

(i) Foreign Currency Translations

Assets and liabilities of Moshpit, whose functional currency is Canadian dollars, are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average exchange rate. Gain and losses from such translations are included in stockholders' equity, as a component of other comprehensive income.

(j) Income Taxes

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date.

(k) Long-Lived Assets Impairment

Certain long-term assets of the Company are reviewed when changes in circumstances require as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. If impairment is deemed to exist, the assets will be written down to fair value.

2. Significant Accounting Policies (continued)

(l) Comprehensive Income

The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its consolidated Statement of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. SFAS No. 130 did not change the current accounting treatments for components of comprehensive income.

(m) Financial Instruments and Concentration of Risks

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable, demand loan receivable, due from director, deposit, note receivable, bank overdraft, demand loans payable, accounts payable and accrued liabilities and short-term loans approximate their fair values because of the short-term maturity of these instruments.

Moshpit is operating in Canada, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between U.S. dollars and the Canadian dollars.

Financial instruments that potentially subject the Company to concentration of credit risk consist of accounts receivable, demand note receivable and note receivable, the balances of which are stated on the balance sheet. The Company performs ongoing credit evaluations of its customers and debtors and maintains allowances for possible losses with, when realized, have been within the range of management's expectations. The Company places its cash in high credit quality financial institutions. The Company does not require collateral or other security to support financial instruments subject to credit risk.

(n) Reporting on Costs of Start-Up Activities

The Company has adopted the Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities" issued by the American Institute of Certified Public Accountants on the financial reporting of start-up costs and organization costs. It requires costs to be expensed as incurred.

The Company charged all start-up costs to expenses as incurred.

2. Significant Accounting Policies (continued)

(o) Accounting for Derivative Instruments and Hedging Activities

The Company has adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" issued by the Financial Accounting Standards Board. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

(p) Net Income (Loss) Per Share

Basic net income (loss) per share are computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share incorporate the incremental shares issuable upon the assumed exercise of stock options and other dilutive securities. Convertible loan and option to purchase 45,000 shares of common stock outstanding as at December 31, 2001 are not included in the net income (loss) per share computation, as the effect of including them would be anti-dilutive.

(q) Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-based Compensation". SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

2. Significant Accounting Policies (continued)

(r) New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations. SFAS 141 applies to all business combinations initiated after June 30, 2001. The SFAS 141 applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS 141 will not have an impact on the Company's financial statements.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. The provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001 with earlier application permitted for entities with fiscal years beginning after March 15, 2001 provided that the first interim financial statements have not been previously issued. The Statement is required to be applied at the beginning of the entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements to that date. The adoption of SFAS 142 will not have an impact on the Company's financial statements.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 (SFAS 143), Asset Retirement Obligations. SFAS 143 establishes accounting standards for recognition and measurement of a liability for the costs of assets retirement obligations. Under SFAS 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises and will be amortized to expense over the life of the asset. The adoption of SFAS 143 will not have an impact on the Company's financial statements.

In October, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-lived Assets. SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of, and APB Opinion 30, Reporting the Results of Operations  Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for segments of a business to be disposed of. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 144 will not have an impact on the Company's financial statements.

3. Acquisition of CYOP Systems Inc., Barbados

On November 3, 2000, the Company acquired 100% of the issued and outstanding common shares of CYOP Barbados by issuing 9,000,000 shares which are presented as outstanding for all periods presented. As the Company was a non-operating shell company, the transaction resulted in the management of CYOP Barbados having effective operating control of the combined company, with the shareholders of the Company continuing only as passive investors. Accounting principles applicable to reverse acquisition recapitalization have been applied to record this transaction. Under this basis of accounting, CYOP Barbados has been identified as the acquirer and, accordingly, the combined company is considered to be a continuation of the operations of CYOP Barbados with the net liabilities of the Company deemed to have been assumed by CYOP Barbados. Statements of operations present primarily the operations of Barbados. Pro-forma information is not presented as the transaction is not considered a business combination.

The net liabilities of the Company assumed by CYOP Barbados are summarized as follows:
Current assets	$ 2,399
Current liabilities	(12,100)
Net liabilities assumed	$ (9,701)

4. Fixed assets
	December 31, 2001
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$ 21,578	$ 5,957	$ 15,621
Computer hardware	284,526	84,237	200,289
Computer software	3,090	3,090	-
Office furniture and equipment	9,402	2,666	6,736
Total	$ 318,596	$ 95,950	$ 222,646

4. Fixed Assets (continued)

	December 31, 2000
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$ 22,411	$ 2,241	$20,170
Computer hardware	204,682	33,549	171,133
Computer software	3,280	1,640	1,640
Office furniture and equipment	9,982	1,043	8,939
Leasehold improvements	38,182	3,818	34,364
Total	$ 278,537	$ 42,291	$ 236,246

For the year ended December 31, 2001, depreciation expenses charged to cost of service, software development costs and general and administrative expenses were $20,057 (2000 - $nil), $40,118 (2000 - $33,622) and $5,058 (2000 - $7,380) respectively.

5. Software Development Costs
	2001	2000

Balance, beginning of year	$ 100	$ 100
Salaries and benefits	454,840	715,198
Depreciation on fixed assets	40,118	33,622
	495,058	748,920
Costs charged to expenses	-	(748,820)
Costs charged to sale of software (Note 7)	(495,058)	-
Balance, end of year	$ -	$ 100

6. Loans

(a) Demand Loans
	2001	2000
i. Interest at the Bank of Montreal's prime lending rate of 6.0% plus 1.5% per annum and unsecured:
- Cyber Roads Inc.	$ 178,519	$ 178,519
- Tapijkabouter BV	99,157	99,157
	277,676	277,676

ii. Interest at the Hongkong Bank of Canada's prime lending rate of 6.0% plus 1% per annum and unsecured:
- Ameera Group Inc.	75,000	75,000

iii. Non-interest bearing and unsecured: - Tapijkabouter BV	100,000	100,000
Total	$ 452,676	$ 452,676

(a) Demand Loans Related Party
	2001	2000
i. Interest at the Bank of Montreal's prime lending rate of 6.0% plus 1.5% per annum and unsecured:
- Mitchell White director (2000 Cdn$643,048)	$ -	$ 428,642
- Greenday Inc. shareholder	-	296,487
	-	725,129

ii. Non-interest bearing and unsecured: - Jack Carley related to a director	50,000	-
Total	$ 50,000	$ 725,129

(b) Short-term Loan
	2001	2000
i. Interest at 40% per annum, due on January 25, 2002, convertible to 20,000 shares of common stock of the Company at due date:
- Kornfeld MacOff (Cdn$25,000)	$ 15,696	$ -

ii. Interest at 10% per annum, due on June 1, 2002:
- RedRuth Ventures	212,725	-
Total	$ 228,421	$ -

7. Payroll Deductions Payable

Payroll deductions payable of $362,115 (2000 - $227,689) represents personal income taxes and other payroll related deductions withheld from employees. They are owed to Canada Customs and Revenue Agency by the Company's subsidiary in Canada.

8. Sale and License-back of Computer Software

On December 14, 2001, the Company sold computer software identified as Crediplay System to the sole director and a major shareholder and creditor of the Company for $3,000,000. The purchase price was settled by retiring $1,200,000 of debt owed to the purchaser and a promissory note for $1,800,000. The promissory note bears interest at 5% per annum with maturity on December 14, 2010. As at December 31, 2001, the present value of the promissory note is $1,565,452, with discount rate at 7% per annum.

Pursuant to a Marketing, Development and Distribution Agreement entered into on the same date, the Crediplay System was licensed back to the Company for a term of 15 years. A licensing fee payable will be calculated on Gross Earnings derived from the Crediplay System as follows:
2002	Gross Earnings x 20%
2003	Gross Earnings x 17%
2004	Gross Earnings x 15%
2005 to 2017	Gross Earnings x 10%

The development costs of the Creditplay System expended by the Company amounted to approximately $1,273,406 of which $778,348 was expensed previously. Management of the Company has estimated the $3,000,000 value based on the discounted future cash flow projection and the estimate provided by knowledgeable parties of the software.

The gain on the sale of the Crediplay System is calculated as follows:
Sales price
Retirement of loan due to the purchaser	$1,200,000
Present value of $1,800,000 promissory note discounted at 7% per annum	1,565,452
2,765,452
Software development costs incurred in 2001	(495,058)
Deferred gain	$2,270,394

The deferred gain of $2,270,394 will be amortized in proportion to the licensing fees payable over the term of the agreement.

9. Economic Dependence

In fiscal year 2001, the Company entered into a software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a company with a common director.

The Company received fees of $193,685 in completion of the software development agreement. Pursuant to the software licensing, technical support and operation of customer service and data centre agreement, the Company is to receive a monthly license fee equal to 25% of the network maintenance fees collected (minimum at $60,000 per month), and a monthly service fee equal to 5% of the network maintenance fees collected (minimum at $18,000).

During the fiscal year 2001, total revenue of $509,224 were accrued from the serviced company.

As at December 31, 2001, $167,886 related to these services was still unpaid and included in accounts receivable.

10. Related Party Transactions

Related party transactions not disclosed elsewhere in the consolidated financial statements are as follows:

During the fiscal year 2001, the Company accrued imputed interest of $1,900 at an interest rate of 10% per annum on interest free loan of $50,000 from an individual related to a director of the Company.

Accounting fees of $10,338 (2000 - $33,946) were paid to a company controlled by individuals related to a director of the Company and were charged to expenses.

Interest expenses of $76,234 (2000 - $40,398) were paid to a director and a shareholder of the Company and were charged to expenses.

Professional fees of $17,800 (2000 - $nil) were paid to an officer of the Company and were charged to expenses.

(a) In fiscal year 2000, demand loans include $725,129 due to a director and a shareholder of the Company. These demand loans bear interests at the Bank of Montreal's prime lending rate of 6.0% plus 1.5% per annum and are unsecured (see Note 7ai).

11. Related Party Transactions (continued)

(b) In fiscal year 2000, accounts payable and accrued liabilities include $41,816 interest accrued to a director and a shareholder of the Company.

(c) In fiscal year 2000, the Company issued 9,202,500 common shares at a deemed value of $2,250 to a director of the Company for services rendered.

12. Commitments

(a) The Company has entered into lease contracts for automobiles and computer equipment with minimum lease payments for the year ending December 31st, as follows:
2002	$45,837
2003	45,837
2004	19,345
Total	$111,019

(b) The Company has entered into contracts with service providers to pay for the services partly by cash and partly by issuance of common stock of the Company when the common stock are freely trading in the equity market. As at December 31, 2001, 156,343 shares of common stock of the Company are to be issued for services received.

13. Non-cash financing Activities

See Note 9(g).

14. Stock Split

On October 23, 2000, the Company increased its number of issued and outstanding common shares to 19,233,000 shares by a forward split on a 4.09 for one (1) basis on its 4,700,000 common shares issued and outstanding on that day. The par value of the common shares after the forward split is $0.0001 per share. The forward split is deemed to have taken effect on November 1, 1999. All share data have been restated to reflect retroactively the effects of the split.

15. Income Taxes

A reconciliation of the statutory income tax to the Company's effective income tax rate is as follows:
	2001	2000
Statutory income tax rate	(15%)	(15%)
Tax losses not benefited	15%	15%
Effective income tax rate	-	-

(a) The tax effect of temporary differences that give rise to the Company's deferred tax assets are as follows:
	2001	2000
Undepreciated capital cost of capital assets over their net book value	$ 44,000	$ 19,000
Estimated tax loss carryforwards	624,000	627,700
Less: valuation allowance	(668,000)	(646,700)
	$ -	$ -

The valuation allowance reflects the realization of the tax assets is uncertain.

As at December 31, 2001, the Company has non-capital losses and undepreciated capital cost of approximately $1,545,000 and $98,000, respectively, which can be carried forward for tax purposes and are available to reduce taxable income of future years. The non-capital losses expire commencing in 2006 through 2008.

16. Stock Option

On May 8, 2001, 25,000 options were granted to a service provider for the deferral of the payment obligation permitting the purchase of common shares at $1.00 per share effectively immediately and expiring on May 9, 2004. Under the SAFS 123, accounting for Stock-Based Compensation, fair value of the options at the date of grant was determined to be $5,796 based on the imputed interest expenses forgiven by the service provider.

The following is a summary of the stock option outstanding as at December 31, 2001:
	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2000	-	$ -
Granted	25,000	$ 1.00
Options outstanding at December 31, 2001	25,000	$ 1.00

Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding and Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$1.00	25,000	2.42	$1.00

The weighted average fair value of the options granted during the year ended December 31, 2001 was $0.23.

17. Geographic Information

All the Company's operations and fixed assets are located in Canada.

18. Subsequent Events

The Company issued an irrevocable letter of credit of $200,000, guaranteed and secured by assets of a director, to a computer hardware provider as collateral for an operating lease of certain computer hardware. Subsequent to December 31, 2001, the Company purchased the computer hardware by drawing down the irrevocable letter of credit using the security provided by a director. This security provided by a director has been booked as a shareholder loan to the Company with no terms of repayment.

19. Comparative Figures

Certain 2000 comparative figures have been reclassified to conform with the financial statement presentation adopted for 2001.

CYOP SYSTEMS INTERNATIONAL

INCORPORATED & SUBSIDIARIES

Consolidated Financial Statements

(Expressed in U.S. Dollars)

March 31, 2002

(Unaudited)

Index

Consolidated Balance Sheets

Consolidated Statement of Stockholders' Deficiency

Consolidated Statements of Operations

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES

Consolidated Balance Sheets
(Unaudited)
(Expressed in U.S. Dollars)
		March 31	December 31
		2002	2001

ASSETS
Current
Cash and cash equivalents		$10,963	$1,852
Accounts receivable		261,855	178,910
Demand loan, interest at 12% per annum and unsecured		64,215	14,472
Due from director, non interest bearing and unsecured		-	105,738
Prepaid expenses and deposit		28,689	49,191
Total current assets		365,722	350,163
Note receivable related party (Note 8)		1,565,452	1,565,452
Fixed assets (Note 4)		212,112	222,646

Total assets		$2,143,286	$2,138,261

LIABILITIES
Current
Bank overdraft		$-	$18,604
Demand loans (Note 6)		452,676	452,676
Demand loans related party (Note 6)		50,000	50,000
Accounts payable and accrued liabilities		608,790	586,139
Payroll deductions payable (Note 7)		371,731	362,115
Due to director, non interest bearing and unsecured		12,912	-
Short-term loan (Note 6)		228,407	228,421
Investor deposit		20,000	10,000
Total current liabilities		1,744,516	1,707,955
Deferred revenue (Note 8)		2,270,394	2,270,394

Total Liabilities		4,014,910	3,978,349

Nature and continuance of operations (Note 1)
Commitments (Note 11)

STOCKHOLDERS' (DEFICIENCY)
Share capital
Authorized:
100,000,000	shares of common stock with a par value
	of $0.0001 per share
Issued, allotted and outstanding:
28,439,975	shares of common stock	2,844	2,844
Additional paid-in capital		220,377	219,127
Accumulated other comprehensive income		135,450	133,194
Deficit accumulated		(2,230,295)	(2,195,253)
Total stockholders' (deficiency)		(1,871,624)	(1,840,088)
Total liabilities and stockholders' (deficiency)		$2,143,286	$2,138,261

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES

Consolidated Statement of Stockholders' Deficiency
Three Months Ended March 31, 2002
(Unaudited)
(Expressed in U.S. Dollars)
						Accumulated
				Compre-		other	Total
			Additional	hensive		compre-	Stock-
	Common stock		paid-in	income	Deficit	hensive	holders'
	Shares	Amount	capital	(loss)	accumulated	income	(deficiency)

Balance, December 31, 2001	28,439,975	$2,844	$219,127		$(2,195,253)	$133,194	$(1,840,088)

Imputed interest on loan due to a related party	-	-	1,250		-	-	1,250

Other comprehensive income
- foreign currency translation adjustment	-	-	-	2,256	-	2,256	2,256

Comprehensive income
- net (loss) for the period	-	-	-	(35,042)	(35,042)	-	(35,042)

Comprehensive income (loss)				$(32,786)

Balance, March 31, 2002	28,439,975	2,844	220,377		(2,230,295)	$135,450	$(1,871,624)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES

Consolidated Statements of Operations
(Unaudited)
(Expressed in U.S. Dollars)
	Three Months	Three Months
	Ended	Ended
	March 31	March 31
	2002	2001

Revenue
Sales related party	$257,852	$-
Sales	15,210	-

	273,062	-

Cost of sales	138,904	-

Gross profit	134,158	-

Advertising and promotion expenses	(11,733)	(90,928)

Software development costs	(94,368)	(287,238)

Loan interest expenses	(13,359)	(25,911)

General and administrative expenses
Accounting and audit	-	(14,146)
Automobile	(9,399)	(13,921)
Depreciation of fixed assets	(622)	(1,654)
Foreign exchange (gain) loss	2,597	(50,199)
Legal and other professional fees	(2,929)	(30,565)
Office and miscellaneous	(165)	(26,096)
Rent	(4,277)	(16,786)
Salaries and benefits	(34,599)	(31,776)
Telephone and bandwidth	(346)	(2,385)

Net loss for the year	$(35,042)	$(591,605)

Loss per share
Basic and diluted	$(0.00)	(0.02)

Weighted average number of
common shares outstanding
Basic and diluted	28,439,975	28,395,109

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES

Consolidated Statements of Cash Flows
(Unaudited)
(Expressed in U.S. Dollars)
	Three Months	Three Months
	Ended	Ended
	December 31	December 31
	2002	2001

Cash flows from (used in) operating activities
Net loss for the year	$(35,042)	$(591,605)
Adjustments to reconcile net loss to net cash
used in operating activities:
- depreciation of fixed assets	10,409	16,539
- imputed interest on related party loan	1,250	-
	(23,383)	(575,066)
Changes in assets and liabilities:
- accounts receivable	(82,945)	(30,144)
- prepaid expenses and deposit	20,502	16,718
- accounts payable and accrued liabilities	27,341	75,719
- payroll deductions payable	12,486	103,149
	(45,999)	(409,624)

Cash flows used in investing activities
Increase in demand loan receivable	(49,743)	-
Purchase of fixed assets	-	(6,186)
	(49,743)	(6,186)

Cash flows from financing activities
Shares issued for cash	-	70,900
Advances from director	118,650	-
Proceeds from investor deposit	10,000	-
Proceeds from demand loans	-	273,013
	128,650	343,913

Foreign exchange gain (loss) on cash held in
foreign currency	(5,193)	7,317

Increase (decrease) in cash and cash equivalents	27,715	(64,580)

Cash and cash equivalents (deficiency), beginning of year	(16,752)	55,765

Cash and cash equivalents (deficiency), end of year	$10,963	$(8,815)

Cash and cash equivalents (deficiency) represented by:
Cash	$10,963	$4,046
Bank overdraft	-	(12,861)
	$10,963	$(8,815)

The accompanying notes are an integral part of these financial statements.

1. Nature and Continuance of Operations

The Company was incorporated on October 29, 1999 in the name of Triple 8 Development Corporation under the laws of the State of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. The Company changed its name to CYOP Systems International Incorporated on October 30, 2000. On November 3, 2000, the Company acquired 100% of the issued and outstanding shares of CYOP Systems Inc., Barbados ("CYOP Barbados"). This transaction was accounted for as a reverse acquisition recapitalization (see Note 3).

CYOP Barbados was incorporated under the laws of Barbados on June 20, 2000. On August 31, 2000, CYOP Barbados acquired 100% of the issued and outstanding shares of Moshpit Entertainment Inc., Canada ("Moshpit"), a company incorporated under the laws of British Columbia, Canada.

The Company, and its subsidiaries, is a developer and provider of multimedia transactional technology solutions and services for the entertainment industry. The Company's range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants. These services are considered as one segment only based on internal organizational structure.

These consolidated financial statements have been prepared using the generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has suffered recurring losses from operations and has a net capital deficiency. The ability of the Company to continue as a going concern is dependent upon many factors, including the ability of the Company to obtain financing to fund working capital requirements, the degree of competition encountered by the Company, technology risks, government regulation and general economic conditions. The Management's plan in this regard is to raise equity financing as required and keep abreast with the multimedia technology. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

2. Significant Accounting Policies

(a) Basis of Consolidation

These consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and its subsidiaries CYOP Barbados and Moshpit. Significant inter-company accounts and transactions have been eliminated.

2. Significant Accounting Policies (continued)

(b) Basis of Presentation

These interim consolidated financial statements have been prepared using the same accounting policies and methods of their application as the most recent annual consolidated financial statements of the Company. These interim consolidated financial statements do not include all disclosures normally provided in the annual consolidated financial statements and should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2001. In management's opinion, all adjustments necessary for fair presentation have been included in these interim consolidated financial statements. Interim results are not necessary indicative of the results expected for the fiscal year. Certain comparative figures have been reclassified to conform to the current period's presentation.

(c) Accounting Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

(d) Cash Equivalents

Cash equivalents usually consist of highly liquid investments which are readily convertible into cash with maturity of three months or less when purchased.

(e) Fixed Assets

Fixed assets are recorded at historical cost. Depreciation is charged to earnings in amounts sufficient to allocate the costs over their estimated useful lives, as follows:
Audio and visual equipment	20% declining-balance basis
Computer hardware	30% declining-balance basis
Computer software	100% declining-balance basis
Office furniture and equipment	20% declining-balance basis

(f) Revenue recognition

The Company derives revenue from providing services on software development and online internet transaction platform maintenance. Service revenues are recognized when services have been performed and delivered in accordance with service agreements, the Company has no significant remaining performance requirements, there are no material uncertainties regarding customer acceptance and collection of the resulting receivable is deemed probable.

2. Significant Accounting Policies (continued)

(g) Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are charged to expenses as incurred.

(h) Advertising and Promotion

The Company expenses advertising and promotion costs as incurred. Total advertising and promotion costs charged to expenses for the three months ended March 31, 2002 amounted to $11,733 (March 31, 2001 - $90,928).

(i) Comprehensive Income

The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its consolidated Statement of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. SFAS No. 130 did not change the current accounting treatments for components of comprehensive income.

(j) Financial Instruments and Concentration of Risks

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable, demand loan receivable, note receivable, demand loans payable, accounts payable and accrued liabilities, payroll deductions payable, amount due to director and short-term loans approximate their fair values because of the short-term maturity of these instruments.

Moshpit is operating in Canada, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between U.S. dollars and the Canadian dollars.

Financial instruments that potentially subject the Company to concentration of credit risk consist of accounts receivable, demand note receivable and note receivable, the balances of which are stated on the balance sheet. The Company performs ongoing credit evaluations of its customers and debtors and maintains allowances for possible losses with, when realized, have been within the range of management's expectations. The Company places its cash in high credit quality financial institutions. The Company does not require collateral or other security to support financial instruments subject to credit risk.

2. Significant Accounting Policies (continued)

(k) Net Income (Loss) Per Share

Basic net income (loss) per share are computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share incorporate the incremental shares issuable upon the assumed exercise of stock options and other dilutive securities. Convertible loan and option to purchase 45,000 shares of common stock outstanding as at March 31, 2002 are not included in the net income (loss) per share computation, as the effect of including them would be anti-dilutive.

(l) Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-based Compensation". SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

3. Acquisition of CYOP Systems Inc., Barbados

On November 3, 2000, the Company acquired 100% of the issued and outstanding common shares of CYOP Barbados by issuing 9,000,000 shares which are presented as outstanding for all periods presented. As the Company was a non-operating shell company, the transaction resulted in the management of CYOP Barbados having effective operating control of the combined company, with the shareholders of the Company continuing only as passive investors. Accounting principles applicable to reverse acquisition recapitalization have been applied to record this transaction. Under this basis of accounting, CYOP Barbados has been identified as the acquirer and, accordingly, the combined company is considered to be a continuation of the operations of CYOP Barbados with the net liabilities of the Company deemed to have been assumed by CYOP Barbados. Statements of operations present primarily the operations of Barbados. Pro-forma information is not presented as the transaction is not considered a business combination.

The net liabilities of the Company assumed by CYOP Barbados are summarized as follows:
Current assets	$ 2,399
Current liabilities	(12,100)
Net liabilities assumed	$ (9,701)

4. Fixed assets
	March 31, 2002
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$ 21,558	$ 7,063	$ 14,495
Computer hardware	284,359	91,940	192,419
Computer software	3,088	3,088	-
Office furniture and equipment	9,393	4,195	5,198
Total	$ 318,398	$106,286	$ 212,112

	December 31, 2001
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$ 21,578	$ 5,957	$ 15,621
Computer hardware	284,526	84,237	200,289
Computer software	3,090	3,090	-
Office furniture and equipment	9,402	2,666	6,736
Total	$ 318,596	$ 95,950	$ 222,646

For the three months ended March 31, 2002, depreciation expenses charged to software development costs and general and administrative expenses were $9,787 (2001 - $14,885), and $622 (2001 - $1,654) respectively.

5. Software Development Costs
	March 31 2002	December 31 2001

Balance, beginning of period	$ -	$ 100
Salaries and benefits	84,581	454,840
Depreciation on fixed assets	9,787	40,118
	94,368	495,058
Costs charged to expenses	(94,368)	-
Costs charged to sale of software	-	(495,058)
Balance, end of period	$ -	$ -

6. Loans

(a) Demand Loans
	March 31 2002	December 31 2001
ix. Interest at the Bank of Montreal's prime lending rate of 6.0% plus 1.5% per annum and unsecured:
- Cyber Roads Inc.	$ 178,519	$ 178,519
- Tapijkabouter BV	99,157	99,157
	277,676	277,676

x. Interest at the Hongkong Bank of Canada's prime lending rate of 6.0% plus 1% per annum and unsecured:
- Ameera Group Inc.	75,000	75,000

xi. Non-interest bearing and unsecured: - Tapijkabouter BV	100,000	100,000
Total	$ 452,676	$ 452,676

(a) Demand Loans Related Party
	March 31 2002	December 31 2001
ii. Non-interest bearing and unsecured: - Jack Carley related to a director	50,000	50,000
Total	$ 50,000	$ 50,000

(b) Short-term Loan
	March 31 2002	December 31 2001
xii. Interest at 40% per annum, due on January 25, 2002, convertible to 20,000 shares of common stock of the Company at due date:
- Kornfeld MacOff (Cdn$25,000)	$ 15,682	$ 15,696

xiii. Interest at 10% per annum, due on June 1, 2002:
- RedRuth Ventures	212,725	212,725
Total	$ 228,407	$ 228,421

7. Payroll Deductions Payable

Payroll deductions payable of $371,731 (December 31, 2001 - $362,115) represents personal income taxes and other payroll related deductions withheld from employees. They are owed to Canada Customs and Revenue Agency by the Company's subsidiary in Canada.

8. Sale and License-back of Computer Software

On December 14, 2001, the Company sold computer software identified as Crediplay System to the sole director and a major shareholder and creditor of the Company for $3,000,000. The purchase price was settled by retiring $1,200,000 of debt owed to the purchaser and a promissory note for $1,800,000. The promissory note bears interest at 5% per annum with maturity on December 14, 2010. As at December 31, 2001, the present value of the promissory note is $1,565,452, with discount rate at 7% per annum.

Pursuant to a Marketing, Development and Distribution Agreement entered into on the same date, the Crediplay System was licensed back to the Company for a term of 15 years. A licensing fee payable will be calculated on Gross Earnings derived from the Crediplay System as follows:
2002	Gross Earnings x 20%
2003	Gross Earnings x 17%
2004	Gross Earnings x 15%
2005 to 2017	Gross Earnings x 10%

The development costs of the Creditplay System expended by the Company amounted to approximately $1,273,406 of which $778,348 was expensed previously. Management of the Company has estimated the $3,000,000 value based on the discounted future cash flow projection and the estimate provided by knowledgeable parties of the software.

The gain on the sale of the Crediplay System is calculated as follows:
Sales price
Retirement of loan due to the purchaser	$1,200,000
Present value of $1,800,000 promissory note discounted at 7% per annum	1,565,452
2,765,452
Software development costs incurred in 2001	(495,058)
Deferred gain	$2,270,394

The deferred gain of $2,270,394 will be amortized in proportion to the licensing fees payable over the term of the agreement.

9. Economic Dependence

In fiscal year 2001, the Company entered into a software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a company with a common director.

During the three months ended March 31, 2002, total revenue of $257,852 were accrued from the serviced company.

As at March 31, 2002, $231,241 related to these services was still unpaid and included in accounts receivable.

10. Related Party Transactions

Related party transactions not disclosed elsewhere in the consolidated financial statements are as follows:

Imputed interest of $1,250 (March 31, 2001 - $Nil) at an interest rate of 10% per annum was accrued on interest free loan of $50,000 from an individual related to a director of the Company.

Accounting fees of $Nil (March 31, 2001 - $7,962) were paid to a company controlled by individuals related to a director of the Company and were charged to expenses.

Interest expenses of $Nil (March 31, 2001 - $16,756) were paid to a director and a shareholder of the Company and were charged to expenses.

11. Commitments

(b) The Company has entered into lease contracts for automobiles and computer equipment with minimum lease payments for the year ending December 31st, as follows:
2002	$45,837
2003	45,837
2004	19,345
Total	$111,019

(c) The Company has entered into contracts with service providers to pay for the services partly by cash and partly by issuance of common stock of the Company when the common stock are freely trading in the equity market. As at March 31, 2002, 156,343 shares of common stock of the Company are to be issued for services received.

12. Stock Option

The following is a summary of the stock option outstanding as at March 31, 2002:
	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2001	25,000	$ 1.00
Granted	-	-
Options outstanding at March 31, 2002	25,000	$ 1.00

Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding and Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$1.00	25,000	2.12	$1.00

13. Comparative Figures

Certain 2001 comparative figures have been reclassified to conform with the financial statement presentation adopted for 2002.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants since our incorporation in October, 1999.

AVAILABLE INFORMATION

We are a reporting company and are subject to the reporting requirements of the Exchange Act. We voluntarily filed a Form 10-SB on February 14, 2001. We have filed a registration statement on Form SB-2 under the Act with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus. This prospectus is filed as a part of the registration statement and does not contain all of the information contained in the registration statement and exhibits and reference is hereby made to such omitted information. Statements made in this registration statement are summaries of the material terms of these referenced contracts, agreements or documents but are not necessarily complete. However, all information we considered material relating to the terms of any referenced contracts, agreements or documents has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements shall be deemed qualified in their entirety by the reference. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. For further information pertaining to us and our common stock offered by this prospectus, reference is made to the registration statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation which is not the case with our articles of incorporation. Excepted from that immunity are:

(1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3) a transaction from which the director derived an improper personal profit; and

(4) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:


(1) such indemnification is expressly required to be made by law;

the proceeding was authorized by our Board of Directors;

(2)

(3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4) such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of CYOP, or is or was serving at the request of CYOP as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of CYOP --except by reason of the fact that such officer is or was a director of CYOP in which event this paragraph shall not apply-- in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of CYOP.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the offering are denoted below. Please note that all amounts are estimates other than the Commission's registration fee.


Securities and Exchange Commission registration fee:	$2,150.52
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Transfer Agent Fees	$1,200.00
Accounting fees and expenses	$2,000.00
Legal fees and expenses	$3,000.00
Miscellaneous	$1,000.00

                                                                                                                 TOTAL:  $9,350.52


We will pay all expenses of the offering listed above from cash on hand. No portion of these expenses will be borne by the selling shareholders.

RECENT SALES OF UNREGISTERED SECURITIES

On November 1, 1999, we issued 2,450,000 common shares at $0.001 per share to 45 U.S. non-resident subscribers under Regulation S. We received cash consideration of $2,450 for the sale of these shares. None of the offerees or purchasers are U.S. persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c). Subscribers to the offering acknowledge that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied in accordance with Rule 903(b)(3)(iii)(A).

We issued 2,250,000 common shares at a deemed price of $0.001 per share to Mr. Keith Ebert on November 1, 1999. Mr. Ebert was issued these shares in consideration for his services in organizing the Company, acting as officer and director and seeking an acquisition. The value of the services rendered is $2,250. We relied on the exemption contained in Regulation S of the Securities Act of 1933. None of the offerees or purchasers are U.S. residents as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c). Subscribers to the offering acknowledge that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied in accordance with Rule 903(b)(3)(iii)(A).

On November 3, 2000, we issued 9,000,000 common shares to the shareholders of CYOP Systems Inc. in consideration for all of the issued and outstanding common shares of CYOP Systems Inc. We relied on the exemption contained in Regulation S of the Securities Act of 1933. None of the offerees or purchasers are U.S. residents as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c). Subscribers to the offering acknowledge that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied in accordance with Rule 903(b)(3)(iii)(A).

On December 22, 2000, we issued 159,975 common shares at $1.00 per share to 49 U.S. non resident subscribers under Regulation S, on January 8, 2001, we issued 17,500 common shares at $1.00 per share to two U.S. non resident subscribers under Regulation S, on January 19, 2001, we issued 32,200 common shares at $1.00 per share to five U.S. non resident subscribers, on February 14, 2001, we issued 13,000 common shares at $1.40 per share to two U.S. non resident subscribers under Regulation S, on March 8, 2001, we issued 3,000 common shares at $1.00 per share to one U.S. non resident subscriber under Regulation S and on April 24, 2001, we issued 11,300 common shares at $1.00 per share to three U.S. non resident subscribers under Regulation S. None of the offerees or purchasers are U.S. residents as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c). Subscribers to the offering acknowledge that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied in accordance with Rule 903(b)(3)(iii)(A).

EXHIBITS

Item 27 Exhibits

3.1* Articles of Incorporation

3.2* Articles of Amendment

3.3* Bylaws

5.1* Legal Opinion of Randall J. Lanham

10.1* Share Purchase Agreement

10.2* Software Licensing Agreement

21.1* Subsidiaries of the Registrant

23.1* Consent of Ellis Foster, Accountants

* Previously Filed

UNDERTAKINGS

Item 28 Undertakings

We undertake that we will:

1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on July 8, 2002.

CYOP Systems International Incorporated

/s/Mitch White

Mitch White, President,

Chief Financial Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/Mitch White	President, C.F.O.	July 8, 2002
Mitch White	and Director